UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (RULE 14a-101)

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☐    Preliminary Proxy Statement

☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)

☐    Definitive Proxy Statement

☒    Definitive Additional Materials

☐    Soliciting Material Pursuant to § 240.14a-12

MEDTOX SCIENTIFIC, INC.

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ACQUISITION OF MEDTOX BY LABCORP CLEARS ANTITRUST APPROVAL

ST. PAUL, Minn., July 13, 2012 — MEDTOX Scientific, Inc. (NASDAQ: MTOX) today announced that the Federal Trade Commission has granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act, applicable to the acquisition of MEDTOX by LabCorp.

Early termination of the waiting period under the HSR Act satisfies one of the conditions necessary to consummate the pending acquisition. The transaction also is subject to other customary closing conditions set forth in the Agreement and Plan of Merger, dated June 3, 2012, between LabCorp, MEDTOX and Mercer Acquisition Corp., including approval by MEDTOX’s stockholders. As previously announced, MEDTOX will hold a special stockholders meeting on Tuesday, July 31, 2012, at 8 a.m., central time, at MEDTOX’s headquarters, 402 West County Road D, St. Paul, Minnesota to consider and vote on a proposal to approve the merger agreement and other related matters. Assuming approval or waiver of all closing conditions, the transaction is expected to close in the third quarter of 2012.

About MEDTOX®

MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory testing services and on-site/point-of-collection testing (POCT) devices. The Company also supports customers with complete logistics, data and program management services. MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide. This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs-of-abuse and therapeutic drugs, and provides employment drug screening and occupational health testing. For more information see www.medtox.com.

About LabCorp®

Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $5.5 billion in 2011, over 31,000 employees worldwide, and more than 220,000 clients, LabCorp offers more than 4,000 tests ranging from routine blood analyses to reproductive genetics to companion diagnostics. LabCorp furthers its scientific expertise and innovative clinical testing technology through its LabCorp Specialty Testing

-more-

Group: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, Integrated Genetics, Integrated Oncology, DIANON Systems, Inc., Monogram Biosciences, Inc., Colorado Coagulation, and Endocrine Sciences. LabCorp conducts clinical trials testing through its LabCorp Clinical Trials division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

Additional Information about the Acquisition

On June 27, 2012, MEDTOX filed with the SEC a definitive proxy statement in connection with the proposed acquisition, and shortly thereafter commenced the mailing of the definitive proxy statement to the MEDTOX stockholders of record as of the record date of June 27, 2012. The definitive proxy statement contains important information about the proposed transaction and related matters. SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT CAREFULLY. The definitive proxy statement and other relevant materials may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, these documents can also be obtained by investors and stockholders free of charge from MEDTOX upon written request to MEDTOX Scientific, Inc., Attention: Investor Relations, 402 West County Road D., St. Paul, MN 55112.

Forward Looking Statements

Investors are cautioned that statements in this press release that are not strictly historical statements, including the expectation that the transaction with LabCorp will close during the third quarter of 2012, constitute forward-looking statements. These statements are based on current expectations, forecasts and assumptions of MEDTOX that are subject to risks and uncertainties that could cause actual outcomes and results to differ materially from those statements. These risks and uncertainties include, among others, the risk that MEDTOX stockholder approval may not be obtained; the transaction may not close within the expected timeframe or at all; the transaction may not achieve the anticipated strategic benefits; customers, suppliers, employees or strategic partners may have adverse reactions to the proposed transaction; and the integration of MEDTOX into LabCorp’s business subsequent to the closing of the transaction may not be successful; as well as other factors detailed in MEDTOX’s and LabCorp’s filings with the SEC, including MEDTOX’s Annual Report on Form 10-K for the year ended December 31, 2011, and subsequent SEC filings, and LabCorp’s Annual Report on Form 10-K for the year ended December 31, 2011, and subsequent SEC filings.

Contact:

MEDTOX Scientific, Inc.

Investor Relations

Phone: (877) 715-7236

E-mail: investors@medtox.com Company Information: www.medtox.com

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